Exhibit 99

For Immediate Release

CONTACT:
Investor Relations
(732) 362-2380

Intelligroup Disclaims Information in
October 21, 2005 Hindu Business Line Article

EDISON, N.J., October 25, 2005/PRNewswire-FirstCall/ -- Intelligroup, Inc., a global provider of strategic IT outsourcing services, today announced that it is disclaiming historic and projected revenue information, and current and projected headcount, detailed in an October 21, 2005 article published in the Hindu Business Line.

Intelligroup reported revenue of $128.9 million and $117.1 million (restated) in 2004 and 2003, respectively. Intelligroup refers readers to its annual report filed on Form 10-K for the year ended December 31, 2004 for further information regarding the Company’s consolidated financial statements and results of operations through December 31, 2004. Intelligroup has not yet reported its financial results nor filed its periodic reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 or September 30, 2005. As a result, Intelligroup cannot provide any forward-looking guidance, including without limitation guidance regarding revenue, for any period ending after December 31, 2004.

As of September 30, 2005, Intelligroup had approximately 2,000 employees worldwide, of which approximately 1,375 employees were based in India. The Company’s Senior Director of Peoplesoft and Oracle Mr. Srinivasa Reddy Yenumula did not state that the Company’s headcount would increase to 2,400 by March 2006 as reported by the Hindu Business Line. Intelligroup cannot provide any forward-looking guidance regarding headcount at this time.

About Intelligroup

Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. Intelligroup's global delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for exceeding client expectations.

Safe Harbor Statement

Certain statements contained herein, including statements regarding the development of services and markets, the future demand for services, future operating results and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.